Exhibit 4.1

                           SOUTHWEST AIRLINES CO.
                 LUV 2000 NON-QUALIFIED STOCK OPTION PLAN

     SOUTHWEST AIRLINES CO., a Texas corporation (the "Company"), hereby formulates and adopts the following LUV 2000 Non-Qualified Stock Option Plan.

     1. Purpose. The purpose of this Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of Common Stock for certain of its Employees.

     2. Administration. This Plan shall be administered by an Administrative Committee (the "Committee") consisting of not more than five
(5) persons designated from time to time by the Chief Executive Officer of the Company. Members of the Committee may be removed or replaced at any time by the Chief Executive Officer of the Company. The Administrative Committee shall select one of its members as Chairman and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings, the transaction of its business and the administration of this Plan. A majority of the whole Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee; any decision or determination reduced to writing and signed by a majority of the members of the Administrative Committee shall be fully as effective as if made by a majority vote at a meeting duly called and held.

     3.  Grant of Options; Persons Eligible.

     (a) Persons Eligible. The Committee shall have the authority and responsibility, within the limitations of this Plan, to grant options from time to time to persons employed by the Company, who are not subject to a collective bargaining agreement and are compensated at Grade 22 or below ("Eligible Employees"). Officers and directors of the Company are not eligible to participate in the Plan.

     (b) Option Formula. Options shall be granted to full-time Eligible Employees pursuant to the following formula, and pursuant to Rules and Regulations adopted by the Committee and the terms and conditions of this Plan and each individual Option Agreement.

              Grade Level                  Number of Options

                  4-9                              300
                 10-14	                           600
             15-18, S1-S4**                       1,000
          19-22, S5-S6, M1-M3                     1,500

     **provided, however, that Employees with job codes RM02 (ramp supervisors); OP02 (operations supervisors), PV02 (provisioning supervisors) and CS02 (customer service supervisors) will be included in this group, notwithstanding their pay grade.

     Options shall be granted monthly to those eligible Employees who have passed probation during the preceding month. Initial grants under this Plan shall be made as soon as administratively feasible after adoption of this Plan by the Board of Directors.

     (c) Employees with existing Options. Any Eligible Employee who becomes eligible for options under this Plan as described above, without a break in company service and who is a participant in a stock option plan covered by a collective bargaining agreement (an "existing plan") will either retain stock option grants established in accordance with such existing plan, or will receive a grant in accordance with this Plan, whichever is chosen by the Employee, but the Employee shall not hold grants under both plans simultaneously. The Employee must make the election prior to the scheduled grant date for options under this Plan. If the Employee does not make a timely election, options previously granted will remain in effect, and no grant will be made under this Plan. Exercise of options will be in accordance with the Plan under which they were awarded. Any Eligible Employee who becomes eligible for options under this Plan as described above and who is a participant in a stock option plan which is not covered by a collective bargaining agreement, shall only receive a grant under this Plan to the extent the number of vested shares (whether previously exercised, or currently exercisable for his existing grant (using non-split adjusted shares) is less than the number of shares for which he would be eligible pursuant to this Plan. This provision applies both to persons with uninterrupted service at the Company and those who have left the Company and been rehired.

     An Eligible Employee who is promoted to a higher paygrade which is subject to this Plan will receive an additional grant for the difference, if any, in the number of options applicable to his new pay grade, over the original pay grade.

     (d) Independent Contractors Not Eligible. Notwithstanding any provision of the Plan to the contrary, no individual who is designated, compensated, or otherwise classified or treated by the Company as an independent contractor or other non-common law employee shall be eligible to become an Optionee. It is expressly intended that individuals not treated as common law employees by the Company are to be excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees.

     4. Definitions. An Employee receiving any option under this Plan is hereinafter referred to as an "Optionee." Any reference herein to the employment of an Optionee with the Company shall include only employment with the Company. The fair market value of the Common Stock on any day shall be the mean between the highest and lowest quoted selling prices of the Common Stock on such day as reported by the primary national stock exchange on which such stock is listed. If no sale shall have been made on that day, or if the Common Stock is not listed on a national exchange at that time, fair market value will be determined on the most recent business day on which the stock was traded, unless otherwise determined by the Committee.

     5. Stock Subject to Options.  Subject to the provisions of paragraph
13, the number of shares of the Company's Common Stock subject at any one time to options, plus the number of such shares then outstanding pursuant to exercises of options granted under this Plan, shall not exceed 6,000,000 shares. If, and to the extent, the options granted under this Plan terminate or expire without having been exercised, new options may be granted with respect to the shares covered by such terminated or expired options; provided that the granting and terms of such new options shall in all respects comply with the provisions of this Plan.

     Shares sold or distributed upon the exercise of any option granted under this Plan may be shares of the Company's authorized and unissued Common Stock, shares of the Company's issued Common Stock held in the Company's treasury, or both.

     There shall be reserved at all times for sale or distribution under this Plan a number of shares of Common Stock (either authorized and unissued shares or shares held in the Company's treasury, or both) equal to the maximum number of shares which may be purchased or distributed upon the exercise of options granted under this Plan.

     Exercise of an Option in any manner shall result in a decrease in the number of shares of Common Stock which may thereafter be available, both for purposes of this Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

     6. Option Price. The option price of each share of Common Stock purchasable under any option granted under this Plan shall be not less than the fair market value thereof at the time the option is granted and shall be set forth in the option agreement.

     7. Expiration and Termination of the Plan. This Plan will expire on December 31, 2010, except as to any options then outstanding under this Plan, which shall remain in effect until they have been exercised or expired.
This Plan may be terminated or amended at any time prior to its expiration by the Board of Directors except with respect to any options then outstanding under this Plan.

     No modification, extension, renewal or other change in any option granted under this Plan shall be made after the grant of such option unless the same is consistent with the provisions of this Plan.

     8. Exercisability and Duration of Options.

     (a) Exercisability. Options granted under this Plan shall become exercisable over a period of three years, with one-third exercisable on the first anniversary of the grant, one-third exercisable on the second anniversary and the balance exercisable on the third anniversary of the grant; provided however, that with respect to crew schedulers receiving their initial grants after January 5, 2001 and having a probation period of nine months, the first one-third shall be exercisable nine months from the date of the grant, the second one-third shall be exercisable twenty-one months from the date of the grant and the final one-third shall be exercisable thirty-three months from the date of the grant.

     Options will vest on the applicable vesting date under the following circumstances, and no others:

          (1) For Optionees who are Employees of the Company on paid status as of the applicable vesting date who accrued at least 1,000 Hours of Service during the twelve calendar months prior to the month in which the vesting date occurs; and

          (2) For Optionees who are Employees of the Company on unpaid status as of the applicable vesting date (e.g., medical leave, military leave, maternity leave etc.) who accrued at least 1,000 Hours of Service during the twelve calendar months prior to the month in which the vesting date occurs.

          For purposes hereof, the term "Hours of Service" shall have the meaning attributed to it under the Company's Profitsharing Plan. By way of example, if an Optionee's vesting date is March 5, 2002, and during the twelve months from March 2001 through February 2002, such Optionee accrued 1,000 Hours of Service, such Optionee's options will vest on March 5, 2002 whether or not that Optionee is on paid status as of March 5, 2002.

     (b) Duration. The unexercised portion of any option granted under this Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

          (1)  the expiration of ten years from the date of the grant;

          (2) The expiration of three months from the date of termination of the Optionee's employment with the Company (unless such termination was as a result of the circumstances set forth in subparagraph (3) below); provided that if the Optionee shall die during such 3-month period the provisions of subparagraph (3) below shall apply;

          (3) The expiration of 12 months from the Optionee's death if such death occurs during his employment with the Company; or

          (4) The expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide upon the granting thereof.

     (c)  Change of Status.

          (1) If an Optionee accepts a position in the Company which is subject to a collective bargaining agreement, any unvested portion of any option granted under this Plan shall automatically and without notice terminate and become null and void as of the first day such Optionee is on the payroll for such position. Any vested and unexercised portion of any such ption shall remain exercisable under this Plan.

          (2) If an Optionee accepts a position with the Company at a lower pay grade than that which he held at the time of his grant of options hereunder, such Optionee=s unvested options will be adjusted downward to reflect the number of options to which such Optionee would have been entitled if he had been at such paygrade on the date of grant.

     9. Exercise of Options.

     (a) Procedure. The option granted herein shall be exercised by the Optionee (or by the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of the Optionee) as to all or part of the shares covered by the option (but in no event less than 100 shares, unless such exercise is for all remaining shares) by giving written notice of the exercise thereof (the "Notice") to the Company. From time to time the Committee may establish procedures relating to effecting such exercises. No fractional shares shall be issued as a result of exercising an Option.

     (b) Payment. In the Notice, the Optionee shall elect whether he or she is to pay for his or her shares in cash or in Common Stock of the Company, or both. If payment is to be made in cash, the Optionee shall deliver to the Company a cashier's check or electronic funds transfer in the amount of the exercise price on or before the exercise date. If payment is to be made in Common Stock, (a) it shall be valued at its fair market value on the date of such notice, as determined pursuant to Paragraph 4 hereof; (b) such Common Stock must have been owned by the Optionee for at least six months prior to the exercise date; and (c) the Notice shall be accompanied by a certificate for at least the number of shares of Common Stock to be used as payment.

     (c) Irrevocable Election. The giving of such written notice to the Company shall constitute an irrevocable election to purchase the number of shares specified in the notice on the date specified in the notice.

     (d) Withholding Taxes. To the extent that the exercise of any Option granted pursuant to this Plan or the disposition of shares of Common Stock acquired by exercise of an Option results in compensation income to the Optionee for federal or state income tax purposes, the Optionee shall deliver to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if the Optionee fails to do so, the Company is authorized to (a) withhold delivery of certificates upon exercise and (b) withhold from remuneration then or thereafter payable to Optionee any tax required to be withheld by reason of such resulting compensation income.

     (e) Delivery of Shares. The Company shall cause shares to be delivered to the Optionee (or the person exercising the Optionee's options in the event of death) as soon as practicable after the exercise date.

     10. Nontransferability of Options. No option granted under this Plan or any right evidenced thereby shall be transferable by the Optionee other than by will or the laws of descent and distribution. During the lifetime of an Optionee, only the Optionee (or his or her guardian or legal representative) may exercise his or her options.

     In the event of the Optionee's death during his or her employment with the Company, during the three-month period following the date of termination of such employment the Optionee's options shall thereafter be exercisable, as provided in paragraph 8(b), by his or her executor or administrator, or by the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of the Optionee.

     11. Rights of Optionee. Neither the Optionee nor his or her executors, administrators, or legal representatives shall have any of the rights of a shareholder of the Company with respect to the shares subject to an option granted under this Plan until certificates for such shares shall have been issued upon the exercise of such option.

     12. Right to Terminate Employment. Nothing in this Plan or in any option granted under this Plan shall confer upon any Optionee the right to continue in the employment of the Company or affect the right of the Company or any of its subsidiaries to terminate the Optionee's employment at any time.

     13. Adjustment Upon Changes in Capitalization, Etc.

     (a) The existence of the Plan and the options granted hereunder shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan shall be appropriately adjusted by the Board of Directors of the Company, whose determination shall be conclusive.

     (c) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an option theretofore granted the Optionee shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock as to which such option shall then be exercisable, the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Optionee had been the holder of record of the number of shares of Common Stock as to which such option is then exercisable. If the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated, then unless a surviving corporation assumes or substitutes new options for Options then outstanding hereunder (i) the time at which such Options may be exercised shall be accelerated and such Options shall become exercisable in full on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation, and (ii) upon such effective date Options shall expire.

     (d) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to options theretofore granted or to be granted or the purchase price per share.

     14. Purchase for Investment and Legality. The Optionee, by acceptance of any option granted under this Plan, shall represent and warrant to the Company that the purchase or receipt of shares of Common Stock upon the exercise thereof shall be for investment and not with a view to distribution, provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933 or is, without such representation and warranty, exempt from registration under such Act. The Company shall file a Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, covering the shares to be offered pursuant to the Plan and will use its best efforts to maintain such registration at all times necessary to permit holders of options to exercise them.

     The obligation of the Company to issue shares upon the exercise of an option shall also be subject as conditions precedent to compliance with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company's securities shall be listed.

     The Company may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares issued or transferred to the Optionee upon the exercise of any option granted under this Plan.

     15. Effective Date of Plan. This Plan shall become effective upon its adoption by the Board of Directors of the Company.

LUV 200 NON-QUALIFIED STOCK OPTION PLAN